EXHIBIT 5.1

April 28, 2021

Board of Directors

First Horizon Corporation

165 Madison Avenue

Memphis, TN 38103

Ladies and Gentlemen:

I have acted as legal counsel to First Horizon Corporation, a Tennessee corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 14,000,000 shares (the “Securities”) of common stock, par value $0.625 per share, of the Company (“Common Stock”). The Securities are to be issued to Plan participants pursuant to the terms of the First Horizon Corporation 2021 Incentive Plan (the “Plan”). I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination and subject to the limitations contained herein, it is my opinion that:

1.	The Plan has been duly adopted.

2.	The Securities, being 14,000,000 shares of Common Stock which may be issued from authorized but unissued shares by the Company pursuant to the Plan, when issued by the Company pursuant to and in accordance with the terms and conditions of the Plan, will be validly issued, fully paid, and non-assessable.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations, and other information obtained from public officials, officers of the Company, and other sources believed by me to be reliable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ John A. Niemoeller

John A. Niemoeller

Senior Vice President, Counsel, and

Assistant Corporate Secretary,

First Horizon Corporation